UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 10, 2005
PARTY CITY CORPORATION
(Exact name of Registrant as Specified in Chapter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27826 (Commission File Number)	22-3033692 (IRS Employer Identification No.)

400 Commons Way, Rockaway, NJ (Address of Principal Executive Offices)	07866 (Zip Code)
Registrant’s telephone number, including area code: (973) 983-0888
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement
     On August 10, 2005, the Board of Directors (the “Board”) of Party City Corporation (the “Company”) approved the grant of stock options in accordance with the Company’s 1999 Stock Incentive Plan (the “1999 Plan”) to certain named executed officers and other employees of the Company. The following table sets forth the number of stock options granted to each named executive officer:

Name	Number of Stock Options (1)
Richard H. Griner,
Chief Operating Officer	37,300
Lisa Laube,
Chief Merchandising Officer	35,000
Steven Skiba,
Vice President and Chief Information Officer	18,600

(1)	The total number of stock options granted to the named executive officers represents approximately 34.4% of the total stock options granted by the Board on August 10, 2005 to employees of the Company pursuant to the 1999 Plan.
The stock options have an exercise price of $13.28, the closing price of the Company’s common stock on the Nasdaq National Market on August 10, 2005. The stock options granted to the named executive officers vest as follows: (i) 50% of the total grant vests on August 10, 2007, and (ii) 25% of the total grant vests on each of August 10, 2008 and 2009, provided such person is employed by the Company on such respective dates. The stock options expire ten years from the date of grant.
     The stock options will be subject to the terms of the 1999 Plan and an employee stock option agreement, the form of which the Company previously filed as Exhibit 10.16 to its Quarterly Report on Form 10-Q for the quarter ended January 1, 2005 (filed February 10, 2005) and the terms of which are hereby incorporated by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2005	PARTY CITY CORPORATION
	By:	/s/ Gregg A. Melnick
		Name:	Gregg A. Melnick
		Title:	Chief Financial Officer